Exhibit 99

CACI Reports Results for Its Fiscal 2018 Second Quarter

Record second quarter revenue of $1.09 billion, up 2.9 percent

Record operating income of $88.3 million, up 10.0 percent

Net income of $142.8 million

Diluted EPS of $5.66

Net income of $50.5 million excluding the impact of Tax Reform (non-GAAP)

Diluted EPS of $2.00 excluding the impact of Tax Reform (non-GAAP)

Contract awards of $1.1 billion

Operating cash flow of $76.1 million

Fiscal Year 2018 guidance raised

ARLINGTON, Va.--(BUSINESS WIRE)--January 31, 2018--CACI International Inc (NYSE: CACI), a leading information solutions and service provider to the federal government, announced results today for its second fiscal quarter ended December 31, 2017.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “I am pleased with our second quarter and first half results. We produced another quarter of organic revenue growth, record operating income, and strong cash flow. These results reflect continued high-quality execution for our customers across our company and are in line with our expectations to deliver on our long-term organic revenue and margin expansion goals. We are raising our net income annual guidance to account for strong operating performance year-to-date and expectations for the remainder of FY18. In addition, we are incorporating the benefits we have derived from the recent Tax Cuts and Jobs Act in our guidance.”

Second Quarter Results as Reported

(in millions except per-share data)	Q2, FY18	Q2, FY17	% Change
Revenue	$1,087.9	$1,057.5	2.9%
Operating income	$88.3	$80.3	10.0%
Net income	$142.8	$42.4	236.6%
Diluted earnings per share	$5.66	$1.69	234.7%

Second Quarter Results Excluding the Impact of Tax Reform(1)

(in millions except per-share data)	Q2, FY18	Q2, FY17	% Change
Revenue	$1,087.9	$1,057.5	2.9%
Operating income	$88.3	$80.3	10.0%
Net income, excluding the impact of Tax Reform(1)	$50.5	$42.4	19.1%
Diluted earnings per share excluding the impact of Tax Reform(1)	$2.00	$1.69	18.5%

(1) See Reconciliation of Net Income to Non-GAAP Net Income excluding the impact of Tax Reform page 11

Revenue for the second quarter of Fiscal Year 2018 (FY18) increased compared to the second quarter of Fiscal Year 2017 (FY17), driven primarily by on-contract growth of existing work and new business wins. The higher operating income was due primarily to improved program execution. The increase in net income was due to the factors noted above and the impact of the passage of Tax Reform legislation, as depicted in the above table and further explained below. Cash provided by operations in the quarter was $76.1 million.

Tax Cuts and Jobs Act

The Tax Cut and Jobs Act (“Tax Reform”) was enacted on December 22, 2017, and is reflected in our second quarter net income and EPS. On an ongoing basis, our statutory federal income tax rate will be 21 percent versus 35 percent, and we will be impacted by several other Tax Reform provisions. In addition, our second quarter net income benefited from a reduction in our net deferred tax liability of $94.8 million due to the lower tax rate, partially offset by a tax expense of $9.7 million associated with cumulative foreign earnings. We expect our net effective tax rate in Fiscal Year 2019 and beyond to be approximately 24 percent under the current law. Tax Reform increased second quarter net income by $92.3 million (or $3.66 per diluted share). See page 11 of this release for a reconciliation of second quarter results as reported to second quarter results excluding the impact of Tax Reform as reported.

Additional Financial Metrics

	Q2, FY18	Q2, FY17	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)(1)	$105.4	$98.8	6.7%
Diluted adjusted earnings per share, a non-GAAP measure(1)	$6.31	$2.30	173.8%
Days sales outstanding	61	60

(1) See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization, to Adjusted Net Income on page 10

Second Quarter Awards and Contract Funding Orders

Our contract awards in the quarter were $1.1 billion, which excludes ceiling values of multi-award indefinite delivery, indefinite quantity (IDIQ) contracts. Our contract awards were primarily in the Business Systems and Intelligence-related market areas. Approximately 40 percent of our significant awards were for new business.

Contract funding orders in the second quarter were $750 million, equal to the second quarter of FY17. Our total backlog at December 31, 2017 was $10.9 billion. Funded backlog at December 31, 2017 was $1.9 billion.

Other Highlights

  CACI has been ranked by Fortune magazine as a World’s Most Admired Company for 2018, our seventh time on the list. Fortune’s Most Admired Companies survey identifies companies that enjoy the strongest reputations within their industries as business leaders who deliver valuable solutions and services with ethics and integrity. CACI ranked fifth in the IT Services industry worldwide.
  CACI’s Cyber Range test environment, which enables cyber exercises to be conducted in a realistic “live-fire” virtual environment, received certification against the International Organization for Standardization (ISO) 27001:2013 credential, confirming that it adheres to best practices for information security as defined by the ISO standard.

Six Months Results as Reported

(in millions except per-share data)	Six Months, FY18	Six Months, FY17	% Change
Revenue	$2,173.7	$2,130.8	2.0%
Operating income	$155.6	$149.9	3.8%
Net income	$184.8	$79.1	133.7%
Diluted earnings per share	$7.33	$3.16	131.6%

Six Months Results Excluding the Impact of Tax Reform(1)

(in millions except per-share data)	Six Months, FY18	Six Months, FY17	% Change
Revenue	$2,173.7	$2,130.8	2.0%
Operating income	$155.6	$149.9	3.8%
Net income excluding the impact of Tax Reform(1)	$92.6	$79.1	17.1%
Diluted earnings per share excluding the impact of Tax Reform(1)	$3.67	$3.16	16.0%

(1) See Reconciliation of Net Income to non-GAAP Net Income excluding the impact of Tax Reform on page 11

Revenue in the first half of FY18 increased compared to the year earlier period due primarily by on-contract growth of existing work and new business wins. Operating income and net income increased primarily due to the factors noted above. Net cash provided by operations in the first half of FY18 was $155.8 million, 15 percent higher than net cash provided by operations in the first half of FY17.

Additional Financial Metrics

	Six Months, FY18	Six Months, FY17	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)(1)	$189.4	$187.0	1.3%
Diluted adjusted earnings per share, a non-GAAP measure(1)	$8.62	$4.37	97.0%

(1) See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization, to Adjusted Net Income page 10

CACI Raises Its FY18 Net Income Guidance

We are increasing our FY18 net income guidance to reflect strong operating performance. In addition, the recent Tax Reform legislation is expected to add approximately $100 million to net income, which is also incorporated in our updated guidance. The increase in guidance for diluted earnings per share is driven by the higher net income. The table below summarizes our FY18 expectations and represents our views as of January 31, 2018.

(In millions except for tax rate and earnings per share)	Current Fiscal Year 2018 Guidance	Fiscal Year 2018 Excluding Tax Reform Guidance(2)	Previous Fiscal Year 2018 Guidance
Revenue	$4,350 - $4,500	$4,350 - $4,500	$4,350 - $4,500
Net income	$277 - $283	$177 - $183	$171 - $179
Effective corporate tax rate	-3.4%	33.4%	34.5%
Diluted earnings per share	$10.95 - $11.19	$7.00 - $7.23	$6.76 - $7.08
Diluted weighted average shares	25.3	25.3	25.3
(2) Non-GAAP guidance (excluding the impact of Tax Reform)

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, February 1, 2018 during which members of our senior management team will be making a brief presentation focusing on second quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time. A replay of the call will also be available over the Internet and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune Magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap600 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 18,700 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: legal, regulatory, and political change as a result of transitioning to a new presidential administration that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	12/31/2017	12/31/2016	% Change	12/31/2017	12/31/2016	% Change
Revenue	$1,087,860	$1,057,530	2.9%	$2,173,674	$2,130,810	2.0%
Costs of revenue
Direct costs	727,160	705,321	3.1%	1,466,838	1,433,542	2.3%
Indirect costs and selling expenses	254,180	253,822	0.1%	515,424	511,160	0.8%
Depreciation and amortization	18,258	18,132	0.7%	35,846	36,195	-1.0%
Total costs of revenue	999,598	977,275	2.3%	2,018,108	1,980,897	1.9%
Operating income	88,262	80,255	10.0%	155,566	149,913	3.8%
Interest expense and other, net	10,956	12,325	-11.1%	22,203	24,814	-10.5%
Income before income taxes	77,306	67,930	13.8%	133,363	125,099	6.6%
Income taxes	(65,489)	25,510	-356.7%	(51,478)	46,016	-211.9%
Net income	$142,795	$42,420	236.6%	$184,841	$79,083	133.7%

Basic earnings per share	$5.80	$1.74	233.4%	$7.53	$3.25	131.9%
Diluted earnings per share	$5.66	$1.69	234.7%	$7.33	$3.16	131.6%

Weighted average shares used in per share computations:
Basic	24,622	24,387		24,555	24,363
Diluted	25,211	25,069		25,228	24,998

Statement of Operations Data (Unaudited)

	Quarter Ended			Six Months Ended
	12/31/2017	12/31/2016	% Change	12/31/2017	12/31/2016	% Change
Operating income margin	8.1%	7.6%		7.2%	7.0%
Tax rate	-84.7%	37.6%		-38.6%	36.8%
Net income margin	13.1%	4.0%		8.5%	3.7%

EBITDA*	$105,389	$98,793	6.7%	$189,399	$187,032	1.3%
EBITDA Margin	9.7%	9.3%		8.7%	8.8%

Adjusted net income*	$159,084	$57,777	175.3%	$217,350	$109,299	98.9%
Diluted adjusted earnings per share	$6.31	$2.30	173.8%	$8.62	$4.37	97.0%

*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 11.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	12/31/2017	6/30/2017
ASSETS:
Current assets
Cash and cash equivalents	$56,328	$65,539
Accounts receivable, net	758,141	757,341
Prepaid expenses and other current assets	73,697	57,022
Total current assets	888,166	879,902

Goodwill and intangible assets, net	2,858,366	2,812,806
Property and equipment, net	101,470	91,749
Other long-term assets	136,131	126,625
Total assets	$3,984,133	$3,911,082

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$80,947	$53,965
Accounts payable	91,056	62,874
Accrued compensation and benefits	234,999	239,741
Other accrued expenses and current liabilities	166,359	170,164
Total current liabilities	573,361	526,744

Long-term debt, net of current portion	1,070,846	1,177,598
Other long-term liabilities	353,106	413,019
Total liabilities	1,997,313	2,117,361

Shareholders' equity	1,986,820	1,793,721
Total liabilities and shareholders' equity	$3,984,133	$3,911,082

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended
	12/31/2017	12/31/2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$184,841	$79,083
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	35,846	36,195
Amortization of deferred financing costs	2,212	2,252
Loss on disposal of fixed assets	-	975
Stock-based compensation expense	12,389	10,557
Deferred income taxes	(83,212)	5,081
Equity in earnings of unconsolidated ventures	-	(103)

Changes in operating assets and liabilities
Accounts receivable, net	7,367	71,080
Prepaid expenses and other assets	(10,107)	1,649
Accounts payable and accrued expenses	15,190	(58,873)
Accrued compensation and benefits	(11,126)	(15,339)
Income taxes receivable and payable	(3,796)	(391)
Other liabilities	6,157	3,184
Net cash provided by operating activities	155,761	135,350

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,013)	(21,826)
Purchases of businesses, net of cash acquired	(45,565)	(5,605)
Proceeds from net working capital refund	-	13,619
Proceeds from equity method investments	-	4,681
Other	(183)	1,051
Net cash used in investing activities	(67,761)	(8,080)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(81,983)	(98,491)
Payment of contingent consideration	(3,630)	-
Proceeds from employee stock purchase plans	2,459	2,262
Repurchases of common stock	(2,463)	(2,243)
Payment of taxes for equity transactions	(12,656)	(3,632)
Net cash used in financing activities	(98,273)	(102,104)
Effect of exchange rate changes on cash and cash equivalents	1,062	(1,598)
Net (decrease) increase in cash and cash equivalents	(9,211)	23,568
Cash and cash equivalents, beginning of period	65,539	49,082
Cash and cash equivalents, end of period	$56,328	$72,650

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2017		12/31/2016		$ Change	% Change
Department of Defense	$720,239	66.2%	$684,673	64.8%	$35,566	5.2%
Federal Civilian Agencies	296,230	27.2%	308,053	29.1%	(11,823)	-3.8%
Commercial and other	71,391	6.6%	64,804	6.1%	6,587	10.2%
Total	$1,087,860	100.0%	$1,057,530	100.0%	$30,330	2.9%

	Six Months Ended
(dollars in thousands)	12/31/2017		12/31/2016		$ Change	% Change
Department of Defense	$1,434,292	66.0%	$1,376,876	64.6%	$57,416	4.2%
Federal Civilian Agencies	602,766	27.7%	621,846	29.2%	(19,080)	-3.1%
Commercial and other	136,616	6.3%	132,088	6.2%	4,528	3.4%
Total	$2,173,674	100.0%	$2,130,810	100.0%	$42,864	2.0%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2017		12/31/2016		$ Change	% Change
Cost reimbursable	$549,400	50.5%	$495,080	46.8%	$54,320	11.0%
Fixed price	365,634	33.6%	361,141	34.2%	4,493	1.2%
Time and materials	172,826	15.9%	201,309	19.0%	(28,483)	-14.1%
Total	$1,087,860	100.0%	$1,057,530	100.0%	$30,330	2.9%

	Six Months Ended
(dollars in thousands)	12/31/2017		12/31/2016		$ Change	% Change
Cost reimbursable	$1,103,129	50.8%	$1,029,662	48.3%	$73,467	7.1%
Fixed price	724,380	33.3%	704,454	33.1%	19,926	2.8%
Time and materials	346,165	15.9%	396,694	18.6%	(50,529)	-12.7%
Total	$2,173,674	100.0%	$2,130,810	100.0%	$42,864	2.0%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2017		12/31/2016		$ Change	% Change
Prime	$1,019,772	93.7%	$984,642	93.1%	$35,130	3.6%
Subcontractor	68,088	6.3%	72,888	6.9%	(4,800)	-6.6%
Total	$1,087,860	100.0%	$1,057,530	100.0%	$30,330	2.9%

	Six Months Ended
(dollars in thousands)	12/31/2017		12/31/2016		$ Change	% Change
Prime	$2,032,975	93.5%	$1,981,099	93.0%	$51,876	2.6%
Subcontractor	140,699	6.5%	149,711	7.0%	(9,012)	-6.0%
Total	$2,173,674	100.0%	$2,130,810	100.0%	$42,864	2.0%

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2017	12/31/2016	$ Change	% Change
Contract Funding Orders	$750,330	$751,703	$(1,373)	-0.2%
	Six Months Ended
(dollars in thousands)	12/31/2017	12/31/2016	$ Change	% Change
Contract Funding Orders	$2,222,703	$1,914,594	$308,109	16.1%

Selected Financial Data (Continued)

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), and Adjusted Net Income

(Unaudited)

The Company views Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Diluted Adjusted Earnings Per Share, all of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization, and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. We define Adjusted Net Income as GAAP net income plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, and earnout adjustments, net of related tax effects. We believe Adjusted Net Income is an important measure of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. Adjusted EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2017	12/31/2016	% Change	12/31/2017	12/31/2016	% Change
Net income	$142,795	$42,420	236.6%	$184,841	$79,083	133.7%
Plus:
Income taxes	(65,489)	25,510	-356.7%	(51,478)	46,016	-211.9%
Interest expense, net	10,956	12,325	-11.1%	22,203	24,918	-10.9%
Depreciation and amortization	18,258	18,132	0.7%	35,846	36,195	-1.0%
Earnout adjustments	(1,131)	406	-378.6%	(2,013)	820	-345.5%
Adjusted EBITDA	$105,389	$98,793	6.7%	$189,399	$187,032	1.3%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2017	12/31/2016	% Change	12/31/2017	12/31/2016	% Change
Revenue, as reported	$1,087,860	$1,057,530	2.9%	$2,173,674	$2,130,810	2.0%
Adjusted EBITDA	$105,389	$98,793	6.7%	$189,399	$187,032	1.3%
Adjusted EBITDA margin	9.7%	9.3%		8.7%	8.8%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2017	12/31/2016	% Change	12/31/2017	12/31/2016	% Change
Net income	$142,795	$42,420	236.6%	$184,841	$79,083	133.7%
Plus:
Stock-based compensation	6,038	5,660	6.7%	12,389	10,557	17.4%
Depreciation and amortization	18,258	18,132	0.7%	35,846	36,195	-1.0%
Amortization of financing costs	1,104	1,124	-1.8%	2,212	2,252	-1.8%
Earnout adjustments	(1,131)	406	-378.6%	(2,013)	820	-345.5%
Less:
Related tax effect	(7,980)	(9,965)	-19.9%	(15,925)	(19,608)	-18.8%
Adjusted net income	$159,084	$57,777	175.3%	$217,350	$109,299	98.9%

Selected Financial Data (Continued)

Reconciliation of Net Income Excluding the Impact of Tax Reform

(Unaudited)

The Company views Net Income excluding the impact of Tax Reform, a non-GAAP measure, as an important indicator of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Net Income excluding the impact of Tax Reform is defined as GAAP Net Income adjusted to exclude the impact of Tax Reform. We believe this is an important calculation to show company performance without the benefits of Tax Reform. Management is incented to perform via metrics without the impact of Tax Reform. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months		Six Months
(Amounts in thousands, except per share amounts)	12/31/2017		12/31/2017

	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS
Net Income, as reported	$142,795	$5.66	$184,841	$7.33
Tax reform benefit from lower tax rate and other items	(7,100)	(0.28)	(7,100)	(0.28)
Net Income before remeasurement and transition
tax reform adjustments	$135,695	$5.38	$177,741	$7.05
Remeasurement of deferred tax liabilities	(94,831)	(3.76)	(94,831)	(3.76)
Transition tax on foreign earnings	9,676	0.38	9,676	0.38
Net income, excluding impact of tax reform	$50,540	$2.00	$92,586	$3.67

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown
Executive Vice President, Public Relations
(703) 841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics
Senior Vice President, Investor Relations
(866) 606-3471
ddragics@caci.com